                                                                    EXHIBIT 10.5






                   TAX SHARING AND INDEMNIFICATION AGREEMENT,


                                  by and among


                             MERCURY AIR GROUP, INC.


                                       and


                                 MERCFUEL, INC.

                                TABLE OF CONTENTS



                                                                                          PAGE
                                                                                          ----
SECTION 1 - DEFINITIONS.................................................................     2

        "Affiliated Person".............................................................     2
        "Associates"....................................................................     2
        "Audit".........................................................................     2
        "Beneficial Ownership"..........................................................     2
        "Code"        2
        "Combined Group"................................................................     2
        "Combined Return"...............................................................     2
        "Consolidated Group"............................................................     2
        "Consolidated Return"...........................................................     2
        "Deconsolidation"...............................................................     3
        "Deconsolidation Date"..........................................................     3
        "Deconsolidation Tax"...........................................................     3
        "Distribution"..................................................................     3
        "Estimated Tax Installment Date"................................................     3
        "Federal Income Tax"............................................................     3
        "Federal Tax"...................................................................     3
        "Final Determination"...........................................................     3
        "Gross Asset Value".............................................................     4
        "Group".........................................................................     4
        "Income Tax"....................................................................     4
        "Interest Accrual Period".......................................................     4
        "IPO"...........................................................................     4
        "MAG Affiliate".................................................................     4
        "MAG Group".....................................................................     4
        "Master Distribution Agreement".................................................     4
        "MercFuel Affiliate"............................................................     4
        "MercFuel Business".............................................................     4
        "MercFuel Group"................................................................     4
        "MercFuel Group Combined Returns"...............................................     5
        "MercFuel Group Combined Tax Liability".........................................     5
        "MercFuel Group Consolidated Returns"...........................................     5
        "MercFuel Group Federal Income Taxes"...........................................     5
        "MercFuel Group Federal Income Tax Liability"...................................     5
        "MercFuel Group Non-Federal Combined Taxes".....................................     5
        "MercFuel Group Non-Federal Separate Returns"...................................     5
        "MercFuel Group Non-Federal Separate Taxes".....................................     5
        "MercFuel Group Non-Federal Separate Tax Liability".............................     5
        "Non-Federal Combined Tax"......................................................     5
        "Non-Federal Separate Tax"......................................................     5

        "Non-Federal Separate Tax Return"...............................................     6
        "Non-Federal Tax"...............................................................     6
        "Opinion".......................................................................     6
        "Opinion Documents".............................................................     6
        "Payment Period"................................................................     6
        "Person"........................................................................     6
        "Post-Deconsolidation Period"...................................................     6
        "Pre-Deconsolidation Period"....................................................     6
        "Privilege".....................................................................     6
        "Pro Forma MercFuel Group Combined Return"......................................     6
        "Pro Forma MercFuel Group Consolidated Return"..................................     6
        "Pro Forma MercFuel Group Non-Federal Separate Tax Returns".....................     6
        "Restricted Period".............................................................     6
        "Retained Business".............................................................     6
        "Ruling"........................................................................     7
        "Ruling Documents"..............................................................     7
        "Separate Return"...............................................................     7
        "Separation"....................................................................     7
        "Separation Date"...............................................................     7
        "Separation Tax"................................................................     7
        "Service".......................................................................     7
        "Straddle Period"...............................................................     7
        "Tax"...........................................................................     7
        "Tax Asset".....................................................................     7
        "Tax Authority".................................................................     8
        "Tax Counsel"...................................................................     8
        "Tax Item"......................................................................     8
        "Tax Return"....................................................................     8
        "Treasury Regulations"..........................................................     8

SECTION 2 - PREPARATION AND FILING OF TAX RETURNS.......................................     8

        2.1   In General................................................................     8
        2.2   Manner of Preparing and Filing Tax Returns................................     8
        2.3   Agent.....................................................................     9

SECTION 3 - PAYMENT OF TAXES TO TAX AUTHORITIES.........................................    10

        3.1   Federal Income Taxes......................................................    10
        3.2   Non-Federal Combined Taxes................................................    10
        3.3   Non-Federal Separate Taxes................................................    10
        3.4   Other Federal Taxes.......................................................    10

SECTION 4 - ALLOCATION OF TAXES.........................................................    10

        4.1   MercFuel Liability for Federal Income Taxes and Non-Federal
              Combined Taxes............................................................    10




                                     -iii-

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
        4.2   MercFuel Group Federal Income Tax Liability..............................     10
        4.3   MercFuel Group Combined Tax Liability....................................     11
        4.4   MercFuel Group Non-Federal Separate Tax Liability........................     12
        4.5   Cooperation..............................................................     12
        4.6   Tax Sharing Installment Payments.........................................     12
        4.7   Tax Sharing True Up Payments.............................................     13
        4.8   Redetermination Amounts..................................................     13
        4.9   Payment of Taxes for Post-Deconsolidation Periods........................     14

SECTION 5 - TAX ATTRIBUTES.............................................................     14

        5.1   Allocation of Tax Items..................................................     14
        5.2   Post Deconsolidation.....................................................     14

SECTION 6 - ADDITIONAL OBLIGATIONS.....................................................     15

        6.1   Provision of Information and Mutual Cooperation..........................     15
        6.2   Indemnification..........................................................     16
        6.3   Tax Consequences of Payments.............................................     17
        6.4   Interest.................................................................     17
        6.5   Outside Fees.............................................................     17
        6.6   Carrybacks...............................................................     17

SECTION 7 - AUDITS    18

        7.1   In General...............................................................     18
        7.2   Notice...................................................................     18
        7.3   Failure to Notify........................................................     18
        7.4   Remedies.................................................................     19

SECTION 8 - IPO........................................................................     19

        8.1   IPO Related Items........................................................     19
        8.2   Tax Reporting of IPO Related Items.......................................     19
        8.3   Audits Relating to Separation............................................     20
        8.4   Provision of Information and Mutual Cooperation..........................     20
        8.5   Press Releases...........................................................     20

SECTION 9 - DISTRIBUTION...............................................................     20

        9.1   Distribution Related Items...............................................     20
        9.2   Information for Shareholders.............................................     24
        9.3   Allocation of Tax Assets.................................................     24

SECTION 10 - STOCK OPTIONS.............................................................     24




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
        10.1  Stock Option Adjustments..................................................    24
        10.2  Notices, Withholding......................................................    25

SECTION 11 - MISCELLANEOUS..............................................................    25

        11.1  Effectiveness.............................................................    25
        11.2  Notices...................................................................    26
        11.3  Changes in Law............................................................    26
        11.4  Successors and Assigns....................................................    26
        11.5  Authorization, Etc........................................................    26
        11.6  Complete Agreement........................................................    27
        11.7  Interpretation............................................................    27
        11.8  Governing Law.............................................................    27
        11.9  Counterparts..............................................................    27
        11.10 Legal Enforceability......................................................    27
        11.11 No Third Party Beneficiaries..............................................    27
        11.12 Jurisdiction; Forum.......................................................    27
        11.13 Amendment and Modification................................................    28

                    TAX SHARING AND INDEMNIFICATION AGREEMENT

        TAX SHARING AND INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of ___________, 2001, and effective as of _________, 2001, by and among Mercury Air Group, Inc. ("MAG"), a Delaware corporation, and MercFuel, Inc. ("MercFuel"), a Delaware corporation and wholly owned subsidiary of MAG.


                                    RECITALS

        WHEREAS, MAG is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined herein) and of consolidated, combined, unitary and other similar groups as defined under similar laws of other jurisdictions, and MercFuel and certain MercFuel Affiliates (as defined herein) are members of such groups;

        WHEREAS, the groups of which MAG is the common parent and MercFuel and the MercFuel Affiliates are members file or intend to file Consolidated Returns, Combined Returns and Separate Returns (as defined herein);

        WHEREAS, in addition to its other businesses, MAG has been engaged through MercFuel and its various subsidiaries and divisions in the MercFuel Business (as defined herein);

        WHEREAS, MAG has contributed and transferred to MercFuel, and MercFuel has received and assumed, the assets and liabilities (including contingent liabilities) of MAG and its Subsidiaries associated with the MercFuel Business prior to the date hereof (the "Separation");

        WHEREAS, MAG and MercFuel currently contemplate that MercFuel will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended that will reduce MAG's ownership interest in MercFuel to not less than 80.1% of the outstanding common stock of MercFuel;

        WHEREAS, MAG currently plans to complete the Distribution (as defined herein) approximately six months following the IPO; and

        WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of Taxes (as defined herein) and other related liabilities and adjustments with respect to Taxes, Audits (as defined herein) and other related Tax matters.

        NOW, THEREFORE, in consideration of the premises or promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:




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

                                    SECTION 1
                                   DEFINITIONS

        Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Master Distribution Agreement (as defined herein). As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Affiliated Person" has the meaning ascribed to such term in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        "Associates" has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial (including without limitation any determination with respect to a claim for refund).

        "Beneficial Ownership" has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Code" means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

        "Combined Group" means a group of corporations or other entities that files a Combined Return or a corporation or other entity that files a Combined Return described in clause (ii) or clause (iii) of the definition of "Combined Return".

        "Combined Return" means any Tax Return with respect to Non-Federal Taxes
(i) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein MercFuel or one or more MercFuel Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with MAG or one or more MAG Affiliates, (ii) filed on a separate basis that includes Tax Items relating to, or arising from, both the MercFuel Business and the Retained Business, or (iii) pursuant to which Tax Items or Tax Assets of (A) MAG (or any MAG Affiliate) are included on a separate Tax Return of MercFuel (or any MercFuel Affiliate) or (B) MercFuel (or any MercFuel Affiliate) are included on a separate Tax Return of MAG (or any MAG Affiliate).

        "Consolidated Group" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a Consolidated Return.

        "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein MercFuel or one or more MercFuel Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with MAG or one or more MAG Affiliates.




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        "Deconsolidation" means with respect to each Tax Return (i) any event pursuant to which MercFuel ceases to be a subsidiary corporation includible in the Consolidated Return, (ii) any event pursuant to which neither MercFuel nor any MercFuel Affiliate continues to be included in a Combined Return which includes MAG and/or a MAG Affiliate, (iii) any event (including as a result of transactions contemplated by the Separation) pursuant to which Tax Items relating to, or arising from, both the MercFuel Business and the Retained Business are no longer included on a Combined Return described in clause (ii) of the definition of Combined Return or (iv) any event pursuant to which a Tax Return described in clause (iii) of the definition of Combined Return no longer includes Tax Items or Tax Assets of both MAG (or any MAG Affiliate) and MercFuel (or any MercFuel Affiliate).

        "Deconsolidation Date" means the day on which a Deconsolidation occurs.

        "Deconsolidation Tax" means any Tax, resulting from a Deconsolidation, taken into account under Section 1.1502-13 or Section 1.1502-19 or any predecessor provision of the Treasury Regulations (or any similar provision under Non-Federal Tax law).

        "Distribution" means any distribution (or exchange) by MAG or any MAG Affiliate, with respect to its stock, of the stock of MercFuel (or any successor corporation or corporation which owns stock of MercFuel) in a transaction intended to qualify under Section 355 of the Code.

        "Estimated Tax Installment Date" means, in the case of Federal Income Tax, the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15) together with due date for applying for an extension of time to file a return prescribed in
Section 6072 of the Code or such other dates as may be prescribed by relevant provisions by statute or regulation with respect to other Federal and Non-Federal Taxes.

        "Federal Income Tax" means any Tax imposed under Subtitle A of the Code or any other provision of United States federal Income Tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

        "Federal Tax" means any Tax imposed under the Code or otherwise under United States federal Tax law.

        "Final Determination" means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions,
(4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

        "Gross Asset Value" means, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

        "Group" means either the MAG Group or the MercFuel Group, as the context provides.

        "Income Tax" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including, without limitation, any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any United States state or local franchise Tax.

        "Interest Accrual Period" has the meaning set forth in Section 6.4 of this Agreement.

        "IPO" has the meaning set forth in the recitals.

        "MAG Affiliate" means any corporation or other entity in which MAG owns more than fifty percent (50%) of the total combined voting power (at any time after the completion of the Separation), other than MercFuel or any MercFuel Affiliate.

        "MAG Group" means the affiliated group of corporations as defined in
Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which MAG is the common parent, and any corporation or other entity which is a member of such group for the relevant taxable period or portion thereof, but excluding any member of the MercFuel Group.

        "Master Distribution Agreement" means the Master Distribution Agreement, dated as of ____________, 2001, and effective as of _______, 2001 by and between MAG and MercFuel.

        "MercFuel Affiliate" means any corporation or other entity in which MercFuel owns at least fifty percent (50%) of the total combined voting power (at any time after the completion of the Separation).

        "MercFuel Business" has the meaning set forth in the Master Separation and Distribution Agreement.

        "MercFuel Group" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions following the completion of the Separation, of which MercFuel would be the common parent if it were not a subsidiary of MAG, and any corporation or other entity which would be a member of such group for the relevant taxable period or portion thereof.

        "MercFuel Group Combined Returns" means, any tax return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein MercFuel and one or more MercFuel Affiliates join in the filing of such Tax Return.

        "MercFuel Group Combined Tax Liability" means, with respect to any taxable period, the MercFuel Group's liability for Non-Federal Combined Taxes as determined under Section 4.3 of this Agreement.

        "MercFuel Group Consolidated Returns" means, any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein MercFuel and one or more MercFuel Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof).

        "MercFuel Group Federal Income Taxes" means any Tax imposed under Subtitle A of the Code or any other provision of United States federal Income Tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the
Code), and any interest, additions to Tax or penalties applicable or related thereto that are assessed against MercFuel or any MercFuel Affiliate.

        "MercFuel Group Federal Income Tax Liability" means, with respect to any taxable period, the MercFuel Group's liability for Federal Income Taxes as determined under Section 4.2 of this Agreement.

        "MercFuel Group Non-Federal Combined Taxes" means, any Non-Federal Tax with respect to which a Combined Return is filed by the MercFuel Group.

        "MercFuel Group Non-Federal Separate Returns" means, any tax return filed with respect to Non-Federal Separate Taxes by MercFuel or any member of the MercFuel Group.

        "MercFuel Group Non-Federal Separate Taxes" means, any Non-Federal Tax other than a Non-Federal Combined Tax assessed again MercFuel or any member of the MercFuel Group.

        "MercFuel Group Non-Federal Separate Tax Liability" means, with respect to any taxable period, the MercFuel Group's liability for Non-Federal Separate Taxes as determined under Section 4.4 of this Agreement.

        "Non-Federal Combined Tax" means any Non-Federal Tax with respect to which a Combined Return is filed.

        "Non-Federal Separate Tax" means any Non-Federal Tax other than a Non-Federal Combined Tax.




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        "Non-Federal Separate Tax Return" means any Tax Return filed with respect to Non-Federal Separate Taxes.

        "Non-Federal Tax" means any Tax other than a Federal Tax.

        "Opinion" means the opinion issued by Tax Counsel in connection with the Distribution (and any related transactions).

        "Opinion Documents" means the request for the Opinion submitted to Tax Counsel, together with appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to Tax Counsel, in connection with the Distribution (and any related transactions).

        "Payment Period" has the meaning set forth in Section 6.4 of this Agreement.

        "Person" means any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

        "Post-Deconsolidation Period" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, beginning after a Deconsolidation Date.

        "Pre-Deconsolidation Period" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, beginning and ending on or before a Deconsolidation Date.

        "Privilege" means any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

        "Pro Forma MercFuel Group Combined Return" means a pro forma Non-Federal Combined Tax return or other schedule prepared pursuant to Section 4.3 of this Agreement.

        "Pro Forma MercFuel Group Consolidated Returns" means a pro forma consolidated Federal Income Tax return or other schedule prepared pursuant to
Section 4.2 of this Agreement.

        "Pro Forma MercFuel Group Non-Federal Separate Tax Returns" means a pro forma Non-Federal Separate Tax return or other schedule prepared pursuant to
Section 4.4 of this Agreement.

        "Restricted Period" means the two-year period following the date the Distribution occurs.

        "Retained Business" means all lines of business retained by MAG following any Deconsolidation.




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        "Ruling" means (a) the initial private letter ruling, if any, issued by the Service in connection with the Distribution (and any related transactions) or (b) any similar ruling issued by any Tax Authority other than the Service in connection with the Distribution (and any related transactions).

        "Ruling Documents" means (a) the request for the Ruling submitted to the Service, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the Service, in connection with the Distribution (and any related transactions) or (b) any similar filings submitted to any other Tax Authority in connection with the Distribution (and any related transactions).

        "Separate Return" means any Tax Return with respect to Non-Federal Separate Taxes filed by MAG, MercFuel, or any of their respective affiliates.

        "Separation" has the meaning set forth in the Recitals.

        "Separation Date" has the meaning set forth in the Master Distribution Agreement.

        "Separation Tax" means any Tax (net of any current benefit arising from any Tax Asset) resulting from the Separation imposed upon MAG or any MAG Affiliate or MercFuel or any MercFuel Affiliate; provided that, such term shall not refer to the collateral Tax effects of the Separation (including, without limitation, relating to the tax basis of assets comprising the MercFuel Business or the amount, if any, of Tax Assets or earnings and profits of MercFuel or any MercFuel Affiliate following the Separation).

        "Service" means the Internal Revenue Service or any successor agency or authority.

        "Straddle Period" means any taxable period with respect to a Consolidated Return, Combined Return or Separate Return, as the case may be, beginning on or before the Deconsolidation Date and ending after the Deconsolidation Date.

        "Tax" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

        "Tax Asset" means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

        "Tax Authority" means a U. S. or foreign governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the Service).

        "Tax Counsel" means Baker & McKenzie LLP or any other law firm which issues an opinion to MAG with respect to the tax consequences of the Distribution.

        "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Treasury Regulations" means the final, temporary and proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).


                                    SECTION 2
                      PREPARATION AND FILING OF TAX RETURNS

        2.1 In General.

               (a) For any Pre-Deconsolidation Period, MAG shall have the sole and exclusive responsibility for the preparation and filing of: (1) all Consolidated Returns, (2) all Combined Returns and (3) all Separate Returns.

               (b) For the Straddle Period, MAG shall have the sole and exclusive responsibility for the preparation and filing of: (1) all Consolidated Returns, (2) all Combined Returns and (3) all Separate Returns.

               (c) For all Post-Deconsolidation Periods, MercFuel shall have the sole and exclusive responsibility for the preparation and filing of: (1) all MercFuel Group Consolidated Returns, (2) all MercFuel Group Combined Returns, and (3) all MercFuel Group Non-Federal Separate Returns.

        2.2 Manner of Preparing and Filing Tax Returns.

               (a) All Tax Returns filed after the date of this Agreement by MAG or any MAG Affiliate, shall be (1) prepared in a manner that is consistent with (i) Sections 5.1 and 9.3 of this Agreement and (ii) any Ruling Documents or Ruling, and (2) filed on a timely basis (taking into account applicable extensions) by MAG.




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

               (b) MAG shall have the exclusive right, in its sole discretion, with respect to any Tax Return relating to the Pre-Deconsolidation and Straddle Periods to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by MAG, any MAG Affiliate, MercFuel, and any MercFuel Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Return. MAG agrees to provide MercFuel with a copy of each such Tax Return prior to the due date for the filing of any such Tax Return (giving effect to applicable extensions) for such taxable years sufficiently in advance of such date to allow MercFuel the opportunity to review and comment on any such Tax Return.

               (c) (1) MercFuel shall be responsible for providing financial, transactional, legal and other information in a timely manner as necessary for the preparation of the returns described in Sections 2.1(a) and (b) of this Agreement. Information shall be requested and submitted by way of annual tax workpaper packages (due no later than March 31, for the preceding tax year ended December 31), sales and use tax reports (submitted as required to meet reporting deadlines in accordance with the continuation of the current process), other miscellaneous information requests and other supporting documentation. Such information shall be submitted within 30 days of written request in accordance with MAG's normal information request practices and due dates.

                      (2) For a period of one year beginning on the Deconsolidation Date, MercFuel may elect to have MAG prepare the returns described in Section 2.1(c) of this Agreement. If MercFuel so elects then it shall provide written notice to MAG as provided in Section 11.2. MAG shall prepare such returns in accordance with the terms and conditions contained in the Transitional Services Agreement, dated as of __________, 2001 by and between MAG and MercFuel, for services rendered pursuant to this
                      Section 2.2(c)(2).

        2.3 Agent. Subject to the other applicable provisions of this Agreement, MercFuel hereby irrevocably designates, and agrees to cause each MercFuel Affiliate to so designate, MAG as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as MAG, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Sections 2.1(a) and (b) of this Agreement.

                                    SECTION 3
                       PAYMENT OF TAXES TO TAX AUTHORITIES

        3.1 Federal Income Taxes. MAG shall pay (or cause to be paid) to the Service all Federal Income Taxes with respect to any Consolidated Return due and payable for all Pre-Deconsolidation Periods and Straddle Periods. MercFuel shall pay (or cause to be paid) to the Service all MercFuel Group Federal Income Taxes due and payable for all Post-Deconsolidation Periods.

        3.2 Non-Federal Combined Taxes. MAG shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Combined Taxes with respect to any Combined Return due and payable for all Pre-Deconsolidation Periods and Straddle Periods. MercFuel shall pay (or cause to be paid) to the appropriate Tax Authorities all MercFuel Group Non-Federal Combined Taxes with respect to any Combined Return due and payable for Post-Deconsolidation Periods.

        3.3 Non-Federal Separate Taxes. MAG shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Separate Taxes due and payable for Pre-Deconsolidation Periods and Straddle Periods. MercFuel shall pay (or cause to be paid) to the appropriate Tax Authorities all MercFuel Group Non-Federal Separate Taxes due and payable for Post-Deconsolidation Periods.

        3.4 Other Federal Taxes. The parties shall each pay (or cause to be paid) to the appropriate Tax Authorities all of their respective Federal Taxes (excluding Federal Income Taxes for Pre-Deconsolidation Periods and Straddle Periods which are governed by Section 3.1 of this Agreement).


                                    SECTION 4
                               ALLOCATION OF TAXES

        4.1 MercFuel Liability for Federal Income Taxes and Non-Federal Combined Taxes. Within ten (10) days after completion of the IPO, MercFuel shall pay to MAG the cumulative amount of the MercFuel Group Federal Income Tax Liability, the MercFuel Group Combined Tax Liability and the MercFuel Group Separate Tax Liability for all Consolidated Returns, Combined Returns and Separate Returns for all Pre-Deconsolidation Periods, including estimated tax payments.

        4.2 MercFuel Group Federal Income Tax Liability. With respect to each Pre-Deconsolidation Period (including the Straddle Period), the MercFuel Group Federal Income Tax Liability for such taxable period shall be the MercFuel Group's liability for Federal Income Taxes for such taxable period, as determined on a Pro Forma MercFuel Group Consolidated Return prepared:

               (i) on a basis consistent with the preparation of the Consolidated Return for such period, determined by including only Tax Items of members of the MercFuel Group which are included in the Consolidated Return and by allocating Tax Assets to the

        MercFuel Group to the extent that the Tax Asset was created by a member of the MercFuel Group and such Tax Asset was actually utilized on the relevant Consolidated Return; and

               (ii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period (or portion thereof); provided that, in the event that the federal alternative minimum Tax applies to the Consolidated Return, the MercFuel Group Federal Income Tax Liability shall equal the lesser of (i) the alternative minimum Tax liability with respect to the Consolidated Return that would result by including only Tax Items and Tax Assets of members of the MercFuel Group included in the Consolidated Return or (ii) the aggregate Tax liability payable with respect to such Consolidated Return.

               (iii) The principles of Treasury Regulation Section 1.1502-33(d)(3) also shall apply to the allocation set forth in Sections 4.2(i) and (ii). If the amount of the consolidated federal income tax liability due under any Consolidated Return is less than the sum of the aggregate separate return tax liabilities of the MercFuel Group and the MAG Group (as computed pursuant to Sections 4.2(i) and (ii) above) due to losses or tax credits of one Group (including losses or tax credits carried over from prior years), the decrease in tax liability resulting therefrom shall be allocated 100 percent to that Group. A Group thus may have a "negative" income tax liability as a result of such an allocation (a "Loss Group"). If a Loss Group exists, the other Group shall pay to the Loss Group in a timely manner an amount equal to such "negative" income tax liability. In other words, if Tax attributes (e.g., losses or tax credits) of one Group are utilized by the other Group to reduce taxable income or Tax, as the case may be, the Group utilizing such Tax attributes shall pay to the other Group, with respect to losses, an amount equal to such reduction in taxable income resulting from the utilization of such losses multiplied by the top marginal federal corporate income Tax rate actually used by the Group utilizing the losses in calculating its deemed Tax liability (prior to the application of Tax credits against such liability) under Sections 4.2(i) and (ii) for the taxable period during which such losses are utilized and, with respect to Tax credits, an amount equal to the actual amount by which the deemed Tax liability calculated pursuant to Sections 4.2(i) and (ii) is reduced by such Tax credits for the taxable period during which such Tax credits are utilized.

        4.3 MercFuel Group Combined Tax Liability. With respect to any Pre-Deconsolidation Period, the MercFuel Group Combined Tax Liability shall be the sum for such taxable period of the MercFuel Group's liability for each Non-Federal Combined Tax, as determined on Pro Forma MercFuel Group Combined Returns prepared in a manner consistent with the principles and procedures set forth in Sections 4.2(i) and (ii) hereof. The Pro Forma MercFuel Group Combined Returns relating to Tax Returns described in clauses (ii) and (iii) of the definition of "Combined Return" shall be prepared by including only Tax Items and Tax Assets relating to or arising from the MercFuel Business. The principles of Section 4.2(iii) shall also apply to this section 4.3.

        4.4 MercFuel Group Non-Federal Separate Tax Liability. With respect to any Pre-Deconsolidation Period, the MercFuel Group Non-Federal Separate Tax Liability shall be the sum for such taxable period of the MercFuel Group's liability for each Non-Federal Separate Tax, as determined on Pro Forma MercFuel Group Non-Federal Separate Returns prepared in a manner consistent with the principles and procedures set forth in Section 4.2 hereof. The Pro Forma MercFuel Group Non-Federal Separate Returns shall be prepared by including only Tax Items and Tax Assets relating to or arising from the MercFuel Business.

        4.5 Cooperation.

               (a) MAG and MercFuel agree to cooperate in good faith in connection with the preparation of such pro forma tax returns and agree to make reasonably available any documents, information or employees in connection therewith. However, with respect to any Pre-Deconsolidation Period, MAG shall have the sole and exclusive responsibility for the preparation of any Pro Forma MercFuel Group Consolidated Returns, Pro Forma MercFuel Group Combined Returns and Pro Forma MercFuel Group Non-Federal Separate Returns and MAG shall have the exclusive right, in its sole discretion, to determine the proper application of the requirements set forth in Section 4.2 hereof.

               (b) The Pro Forma MercFuel Group Consolidated Returns, Pro Forma MercFuel Group Combined Returns and Pro Forma MercFuel Group Non-Federal Separate Returns, workpapers and other supporting documentation shall be completed no later than thirty (30) business days prior to the date on which the related Consolidated Return, Combined Return or Separate Return, as the case may be, is filed with the appropriate Tax Authority.

        4.6 Tax Sharing Installment Payments.

               (a) Federal Income Taxes. Not later than two (2) business days prior to each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period, the parties shall, consistent with MAG's current period annualization election and past practice, determine under the principles of Section 6655 of the Code the estimated amount of the related installment of the MercFuel Group Federal Income Tax Liability. MercFuel shall pay to MAG the amount thus determined on or before such Estimated Tax Installment Date.

               (b) Non-Federal Combined Taxes. MAG shall, in connection with any installment payment (payable with respect to any Combined Return prepared and filed by MAG) with respect to Non-Federal Combined Taxes for any Pre-Deconsolidation Period, consistent with MAG's current period annualization elections and past practice, determine the estimated amount of the related installment of the MercFuel Group Combined Tax Liability. From time to time, MAG may provide MercFuel with a written statement setting forth amounts owed by MercFuel in connection with any installment payments with respect to Non-Federal Combined Taxes made by MAG for the immediately preceding month and any other month for which a statement has not previously been provided by MAG. MercFuel shall pay the amounts set forth on any statement upon receipt of such statement.

               (c) Non-Federal Separate Taxes. MAG shall, in connection with any installment payment (payable with respect to any Separate Return prepared and filed by MAG) with respect to Non-Federal Separate Taxes for any Pre-Deconsolidation Period, consistent with MAG's current period annualization elections and past practice, determine the estimated amount of the related installment of the MercFuel Group Non-Federal Separate Tax Liability. From time to time, MAG may provide MercFuel with a written statement setting forth amounts owed by MercFuel in connection with any installment payments with respect to Non-Federal Separate Taxes made by MAG for the immediately preceding month and any other month for which a statement has not previously been provided by MAG. MercFuel shall pay the amounts set forth on any statement upon receipt of such statement.

        4.7 Tax Sharing True Up Payments.

               (a) Federal Income Taxes. Not later than thirty (30) business days following the completion of any Pro Forma MercFuel Group Consolidated Return, MercFuel shall pay to MAG, or MAG shall pay to MercFuel, as appropriate, an amount equal to the difference, if any, between the MercFuel Group Federal Income Tax Liability for the Pre-Deconsolidation Period and the aggregate amount paid by MercFuel with respect to such period under Section 4.6(a) of this Agreement.

               (b) Non-Federal Combined Taxes. Not later than thirty (30) business days following the completion of any Pro Forma MercFuel Group Combined Return, MercFuel shall pay to MAG, or MAG shall pay to MercFuel, as appropriate, an amount equal to the difference, if any, between the MercFuel Group Combined Tax Liability for the
        Pre-Deconsolidation Period and the amounts paid by MercFuel with respect to such period under Section 4.6(b) of this Agreement.

               (c) Non-Federal Separate Taxes. Not later than thirty (30) business days following the completion of any Pro Forma MercFuel Group Separate Return, MercFuel shall pay to MAG, or MAG shall pay to MercFuel, as appropriate, an amount equal to the difference, if any, between the MercFuel Group Separate Tax Liability for the
        Pre-Deconsolidation Period and the amounts paid by MercFuel with respect to such period under Section 4.6(c) of this Agreement.

        4.8 Redetermination Amounts. For any Pre-Deconsolidation Period or Straddle Period, in the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, MAG shall prepare, in accordance with the principles and procedures set forth in this Section 4, revised Pro Forma MercFuel Group Consolidated Returns, revised Pro Forma MercFuel Group Combined Returns and/or revised Pro Forma MercFuel Group Non-Federal Separate Returns, as appropriate, to reflect the redetermination of such Tax Item as a result of such Final Determination, filing of a Tax refund claim or filing of an amended Tax Return. Following the preparation of such revised pro forma tax returns, MercFuel's payment obligations under Sections 4.2, 4.3 and 4.4 hereof shall be redetermined to reflect MercFuel's Tax liability pursuant to the revised Pro Forma MercFuel Group Consolidated Returns, revised Pro Forma MercFuel Group Combined Returns and/or revised Pro Forma MercFuel Group Non-Federal Separate Returns prepared pursuant to this Section 4.8. MercFuel shall pay to MAG the amount by which the Tax liability reflected on the revised Pro Forma MercFuel Group Consolidated Returns, revised Pro Forma MercFuel Group Combined Returns and/or revised Pro Forma MercFuel Group Non-Federal Separate Returns exceeds the Tax liability reflected on the original Pro Forma MercFuel Group Consolidated Returns, original Pro Forma MercFuel Group Combined Returns and/or original Pro Forma MercFuel Group Non-Federal Separate Returns, and MAG shall pay to MercFuel the amount by which the Tax liability reflected on the original Pro Forma MercFuel Group Consolidated Returns, original Pro Forma MercFuel Group Combined Returns and/or original Pro Forma MercFuel Group Non-Federal Separate Returns exceeds the Tax liability reflected on the revised Pro Forma MercFuel Group Consolidated Returns, revised Pro Forma MercFuel Group Combined Returns and or revised Pro Forma MercFuel Group Non-Federal Separate Returns.

        4.9 Payment of Taxes for Post-Deconsolidation Periods. Except as otherwise provided in this Agreement, MAG shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Deconsolidation Periods for which MAG has filing responsibility, including under this Agreement. Except as otherwise provided in this Agreement, MercFuel shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Deconsolidation Periods for which MercFuel has filing responsibility, including under this Agreement.


                                    SECTION 5
                                 TAX ATTRIBUTES

        5.1 Allocation of Tax Items.

               (a) In General. All Tax computations for (i) any Pre-Deconsolidation Period ending on a Deconsolidation Date, (ii) the immediately following taxable period of MercFuel or any MercFuel Affiliate and (iii) any Straddle Period, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions and, to the extent possible, in a manner consistent with the principles set forth in Section 4.2(a) of this Agreement.

               (b) Reattribution. In the event of a Deconsolidation, MAG may, at its option, elect to reattribute to itself certain Tax Items of the MercFuel Group pursuant to Section 1.1502-20(g) of the Treasury Regulations. If MAG makes such election, MercFuel shall comply with the requirements of Section 1.1502-20(g)(5) of the Treasury Regulations.

        5.2 Post-Deconsolidation. To the extent permitted by applicable law, following any Deconsolidation, the relevant Tax Assets with respect to the Consolidated Group or Combined

Group, as the case may be, shall be allocated to the corporation or entity that created or generated the Tax Asset.


                                    SECTION 6
                             ADDITIONAL OBLIGATIONS

        6.1 Provision of Information and Mutual Cooperation.

               (a) MAG and MercFuel shall, and shall cause their respective affiliates to, (1) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return (or pro forma Tax Return prepared in accordance with Section 4 hereof) or portion thereof for which the other has responsibility for preparing under this Agreement, (ii) contesting or defending any Audit (including the provision of such information, documents and other materials as may be requested by any Tax Authority), and (iii) making any determination or computation necessary or appropriate under this Agreement, (2) make its employees available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses
        (i), (ii) and (iii) of clause (1) above, (3) reasonably cooperate in connection with any Audit. For purposes of this Agreement, "timely" shall mean furnishing such information, documents and other materials or making its employees available within thirty (30) days of the time a request therefor is made by the other.

               (b) In the event that either MAG or MercFuel or their respective affiliates shall fail for any reason to timely comply with any written request pursuant to Section 6.1, MAG or MercFuel, as the case may be, may, in its sole discretion, have its employees or agents fulfill such request and charge the non-complying party for its costs incurred in fulfilling such request at the highest hourly rate then shown on the Appendix attached hereto but not less than $5,000 for each such request. For purposes of this Section 6.1(b), each written request made by any Tax Authority and properly forwarded by one party to the other for action shall be deemed a separate request.

               (c) MAG and MercFuel shall, and shall cause their respective affiliates to, retain and provide on reasonable demand books, records, documentation or other information relating to any Tax Return or Audit, with respect to any taxable period in which MAG owns, directly or indirectly, 50% or more (by vote or value) of the outstanding stock of MercFuel, until the later of (i) the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim is made under this Agreement or by any Tax Authority for which such information is relevant, until a Final Determination is reached with respect to such claim. Notwithstanding anything to the contrary included in this Agreement, the parties will comply in all respects with the requirements of any applicable record retention agreement with the Service or other Tax Authority.

               (d) Notwithstanding any other provision of this Agreement, no member of the MAG Group shall be required to provide MercFuel or any MercFuel Affiliate access to or copies of (1) any Tax information that relates exclusively to any member of the MAG Group, (2) any Tax information as to which any member of the MAG Group is entitled to assert the protection of any Privilege, or (3) any Tax information as to which any member of the MAG Group is subject to an obligation to maintain the confidentiality of such information. MAG shall use reasonable efforts to separate any such information from any other information to which MercFuel is entitled to access or to which MercFuel is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(d).

               (e) Notwithstanding any other provision of this Agreement, with respect to Tax information that relates to any taxable period in which MercFuel is no longer included in the Consolidated Group of which MAG is the common parent and no Combined Return is filed, no member of the MercFuel Group shall be required to provide MAG or any MAG Affiliate access to or copies of (1) any Tax information as to which any member of the MercFuel Group is entitled to assert the protection of any Privilege or (2) any Tax information as to which any member of the MercFuel Group is subject to an obligation to maintain the confidentiality of such information. MercFuel shall use reasonable efforts to separate any such information from any other information to which MAG is entitled to access or to which MAG is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(e).

               (f) The parties agree to give the other party reasonable written notice prior to destroying or discarding any records pertaining to the Pre-Deconsolidation Period or Straddle Period records, and if the other party so requests, the party shall allow the other party to take possession of such tax records. Tax records shall include, inter alia, journal vouchers, cash vouchers, general ledgers, material contracts, authorizations for expenditures, and copies of returns.

        6.2 Indemnification.

               (a) General. MAG shall be liable for (and indemnify MercFuel and each MercFuel Affiliate against) Taxes of the MAG Group and its Affiliates (including the MercFuel Group) not specifically allocated to MercFuel and the MercFuel Affiliates under this Agreement, and MercFuel shall be liable for and indemnify the MAG Group against Taxes which are specifically allocated to MercFuel and the MercFuel Affiliates under this Agreement.

               (b) Failure to Pay. MAG and each MAG Affiliate shall jointly and severally indemnify and hold MercFuel and each MercFuel Affiliate harmless from and against any Tax that is attributable to, or results from the failure of MAG or any MAG Affiliate to make any payment required to be made by them under this Agreement, including without limitation any Tax for all Pre-Deconsolidation Periods (other than any Tax described in the succeeding sentence). MercFuel and each MercFuel Affiliate shall jointly and severally indemnify and hold MAG and each MAG Affiliate harmless from and against any Tax that is attributable to, or results from, the failure of MercFuel or any MercFuel Affiliate to make any payment required to be made under this Agreement.

               (c) Inaccurate or Incomplete Information. MAG and each MAG Affiliate shall jointly and severally indemnify MercFuel and hold MercFuel and each MercFuel Affiliate harmless from and against any Tax or loss attributable to the negligence of MAG or any MAG Affiliate in supplying MercFuel or any MercFuel Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit. MercFuel and each MercFuel Affiliate shall jointly and severally indemnify and hold MAG and each MAG Affiliate harmless from and against any Tax or loss attributable to the negligence of MercFuel or any MercFuel Affiliate in supplying MAG or any MAG Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit.

        6.3 Tax Consequences of Payments. For all Tax purposes and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement (other than any payment made in satisfaction of an intercompany obligation) as a capital contribution or dividend distribution, as the case may be, immediately prior to the Separation Date and, accordingly, as not includible in the taxable income of the recipient. If, as a result of a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement is taxable to the recipient, the payor shall pay to the recipient an amount equal to any increase in the Income Taxes of the recipient as a result of receiving the payment from the payor (grossed up to take into account such payment, if applicable).

        6.4 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) business days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equal to the prime rate (as quoted in the Wall Street Journal) in effect on the last day of such Payment Period, plus 200 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

        6.5 Outside Fees. For any Pre-Deconsolidation Period, MercFuel and all MercFuel Affiliates will be allocated their proportional share of all outside fees as determined by MAG. For purposes of this Section 6.5, outside fees will be allocated to the period to which they relate (as MAG shall in its sole discretion determine) and not the period in which they may be incurred. Outside fees include (but are not limited to) accounting, legal and other fees for preparation and filing of Tax Returns, Tax research, planning, strategy, and assistance with Tax Audits. The allocated amount will be billed to the MercFuel Group and is due upon receipt.

        6.6 Carrybacks. MercFuel shall make an election under Section 172(b)(3) of the Code to relinquish the entire carryback period with respect to any net operating loss attributable to MercFuel or any MercFuel Affiliate in any taxable period beginning on or after a Deconsolidation Date that could be carried back to a taxable year of MercFuel or any MercFuel Affiliate ending on or before the Deconsolidation Date. Neither MAG nor any member of the

MAG Group shall be required to pay to MercFuel or any MercFuel Affiliate any refund or credit of Taxes that results from the carryback to any taxable period ending on or before the Deconsolidation Date of any net operating loss, capital loss, or tax credit attributable to MercFuel or any MercFuel Affiliate in any taxable period beginning on or after the Deconsolidation Date.


                                    SECTION 7
                                     AUDITS

        7.1 In General.

               (a) MAG shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of MAG, any MAG Affiliate, MercFuel or any MercFuel Affiliate in any Audit relating to any Tax Return described in Sections 2.1(a) and (b) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. MAG's rights shall extend to any matter pertaining to the management and control of an Audit, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

               (b) MAG shall keep MercFuel informed of all material developments and events pertaining to any Audit that relates directly to any Tax Item included in any Consolidated Return or Combined Return for which MercFuel is responsible for the resulting tax liability. MercFuel shall have the right to review at its own expense any materials that it may reasonably request that pertain to any Audit that relates directly to any Tax Item included in any Consolidated Return or Combined Return for which MercFuel is responsible for the resulting tax liability.

               (c) MercFuel shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of MercFuel or any MercFuel Affiliate in any Audit relating to any Tax Return described in Section 2.1(c) of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.

        7.2 Notice. If MAG or any member of the MAG Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in the redetermination of a Tax Item of a member of the MercFuel Group, MAG shall promptly provide a copy of such notice to MercFuel (but in no event later than thirty (30) business days following the receipt of such notice). If MercFuel or any member of the MercFuel Group receives written notice of, or relating to, an Audit from a Tax Authority with respect to a Tax Return described in Section 2.1(a) or (b) of this Agreement, MercFuel shall promptly provide a copy of such notice to MAG (but in no event later than thirty (30) business days following the receipt of such notice).

        7.3 Failure to Notify. The failure of MAG or MercFuel to notify the other of any matter relating to a particular Tax for a taxable period or to take any action specified in this

        Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period except to the extent that such other party's rights hereunder are materially prejudiced by such failure.

        7.4 Remedies. MercFuel agrees that no claim against MAG and no defense to MercFuel' liabilities to MAG under this Agreement shall arise from the resolution by MAG of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of MAG or a MAG Affiliate.


                                    SECTION 8
                                       IPO

        8.1 IPO Related Items.

               (a) Liability for Separation Taxes and Deconsolidation Taxes. Only except as provided in Section 8.1(b) hereof, MAG shall be responsible for the payment of, and shall indemnify and hold MercFuel harmless from and against, any Separation Taxes and Deconsolidation Taxes.

               (b) Liability for Undertaking Certain Actions. Notwithstanding
        Section 8.1(a) of this Agreement, MercFuel and each member of the MercFuel Group shall be jointly and severally responsible for, and shall indemnify and hold MAG harmless from and against, any Separation Taxes that are attributable to, or result from, (i) any action taken by MercFuel or any member of the MercFuel Group that was not contemplated by the parties in connection with the Separation (including, without limitation, by taking any action not contemplated in connection with obtaining a ruling from any Tax Authority or an opinion from tax counsel) or (ii) the failure by MercFuel or any member of the MercFuel Group to take any action that MercFuel is responsible for taking under this Agreement, the Master Distribution Agreement or any other agreement related to the Separation or the IPO (including, without limitation, by failing to make an election or enter into a transaction specifically required in connection with obtaining a ruling from any Tax Authority or an opinion from tax counsel). Each of the parties hereto agrees to act in good faith and without negligence in connection with the Tax reporting of and all other aspects related to the Tax consequences of the Separation and any Deconsolidation and shall be responsible for any Taxes or losses arising from any failure to act in good faith or any negligent act or omission with respect thereto.

        8.2 Tax Reporting of IPO Related Items.

               (a) Separation Taxes. Any Tax Return (or portion thereof) that includes any Tax Item resulting from the Separation shall be prepared and filed by MAG.

               (b) Deconsolidation Taxes. Any Tax Return (or portion thereof) that includes any Tax Item relating to any Deconsolidation (to the extent resulting in Deconsolidation Taxes) shall be prepared and filed by MAG.

        8.3 Audits Relating to Separation. Notwithstanding any other provision of this Agreement, MAG shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of MAG, any MAG Affiliate, MercFuel or any member of the MercFuel Group in any Audit with respect to Tax Items related to the Separation or Deconsolidation (to the extent resulting in Deconsolidation Taxes), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. MAG's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

        8.4 Provision of Information and Mutual Cooperation. In addition to the parties' respective obligations under Section 6.1 and subject to the provisions of Section 6.1(b) of this Agreement, MAG and MercFuel shall, and shall cause their respective Affiliates to, cooperate with respect to all aspects of the Separation including, without limitation, by (1) furnishing to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return that includes Tax Items relating to or arising from the Separation and (ii) contesting or defending any Audit with respect to Tax Items relating to or arising from the Separation and (2) make its employees available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses (i) and (ii) of clause (1) above.

        8.5 Press Releases. Notwithstanding any other provision of this Agreement to the contrary, MAG shall have the exclusive right, in its sole discretion, to review and approve all press releases and other public communications with respect to the subjects to which this Agreement relates prior to their release. MercFuel shall provide all such press releases or other public communication to MAG no later than one (1) day prior to their proposed release date at the place and manner specified in Section 11.2 of this Agreement.


                                    SECTION 9
                                  DISTRIBUTION

        9.1 Distribution Related Items.

               (a) Restrictions on Certain Post-Distribution Actions. MercFuel agrees that it will not take or fail to take, or permit any member of the MercFuel Group to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Opinion Documents or the Opinion.

               (b) Certain MercFuel Actions Following Distribution.

                      (1) Covenants. Without limiting the generality of Section
               9.1(a), MercFuel and each member of the MercFuel Group jointly and severally covenant and agree with MAG that during the Restricted Period:

                             (i) MercFuel and the members of the MercFuel Group
                      will continue to engage in their business, and will continue to maintain a substantial portion of their respective assets and business operations, as they existed immediately prior to the Distribution; provided that the foregoing shall not be deemed to prohibit MercFuel and the members of the MercFuel Group from entering into or acquiring other businesses or operations or from disposing of or shutting down segments of such businesses so long as MercFuel and the members of the MercFuel Group continue to engage in such businesses and continue to so maintain such substantial portion of their assets and business operations;

                             (ii) MercFuel will continue to manage and to own
                      (A) directly, assets which represent at least 50% of the Gross Asset Value which MercFuel managed and owned directly immediately after the Distribution, and (B) directly or indirectly, through one or more entities, assets which represent at least 50% of the Gross Asset Value which MercFuel owned indirectly through one or more entities immediately after the Distribution;

                             (iii) Except as provided in Section 9.1(b)(3),
                      neither MercFuel nor any member of the MercFuel Group nor any of its or their respective directors, officers or other representatives (acting in their capacity as directors, officers, or representatives) will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

                                    (a) the issuance of MercFuel common stock
                             (including options, warrants, rights or securities exercisable for, or convertible into, MercFuel common stock) in a single transaction or in a series of related or unrelated transactions (including the IPO) which represents (treating any such options, warrants, rights, or securities as exercised or converted) 40% or more of the outstanding shares of MercFuel common stock;

                                    (b) the issuance of any class or series of
                             capital stock or any other instrument (other than MercFuel common stock and options, warrants, rights or securities exercisable for, or convertible into, MercFuel common stock) that would constitute equity for federal tax purposes (such classes or series of capital stock and other instruments being referred to herein as "Disqualified MercFuel Stock");

                                    (c) the issuance of any options, rights,
                             warrants, securities or similar arrangements exercisable for, or convertible into, Disqualified MercFuel Stock;

                                    (d) the dissolution, merger, or complete or
                             partial liquidation of MercFuel or any announcement of such action; and/or

                                    (e) any other action that may result in the
                             Distribution being characterized as a distribution to which section 355(e) applies.

                      (2) In addition to the other representations, warranties,
               covenants and agreements set forth in this Agreement, MercFuel and each member of the MercFuel Group will take, or refrain from taking, as the case may be, such actions as MAG may request to ensure that the Distribution qualifies for tax-free treatment stated in any Ruling or the Opinion, including, without limitation, such actions as MAG determines may be necessary or advisable to preserve the validity of the Ruling. Without limiting the generality of the foregoing and subject to the provisions of Section 6.1(b), MercFuel and the MercFuel Group shall cooperate with MAG if MAG, in its sole discretion, determines to obtain additional or supplemental rulings pertaining to whether any actual or proposed change in facts and circumstances affects the tax-free status of the Distribution. The MAG Group shall bear responsibility for all expenses associated with any such additional or supplemental rulings, except that expenses associated with any additional or supplemental rulings based on a proposed action or omission by MercFuel or a member of the MercFuel Group will be borne solely by MercFuel.

                      (3) Following the Deconsolidation Date and during the
               Restricted Period, neither MercFuel nor any member of the MercFuel Group shall take any action or engage in conduct otherwise prohibited by Section 9.1(b) unless prior to such action or conduct, as the case may be, MercFuel receives express written consent from MAG which consent will be granted, if at all, in the sole discretion of MAG.

               (c) Liability of MercFuel for Certain Transactions.

                      (1) MercFuel Indemnity. If MercFuel, or another member (or former member) of the MercFuel Group (collectively, the "Indemnifying Parties") takes or fails to take any action whether or not prohibited or required by Section 9.1 or violates a representation or covenant in Section 9.1 or in the Ruling Documents, and the Distribution fails to or otherwise does not qualify for the tax treatment stated in the Ruling or the Opinion as a result of such action, failure to take action, or violation, then the Indemnifying Parties shall jointly and severally defend, indemnify and hold harmless (the "Indemnified Party") against any liability for such Taxes which the Indemnified Party may assume or otherwise incur and any and all Taxes or other liabilities directly or indirectly imposed upon or incurred by the Indemnified Party as a result of such failure or lack of qualification, including, without limitation, any liability of the Indemnified Party arising from Taxes imposed on shareholders of MAG whether or not any shareholder or shareholders of MAG or MercFuel, or the Service or other taxing authority, successfully seeks recourse against the Indemnified Party on account of any such failure.

                      (2) Tender Offer or Purchase Offer. Notwithstanding
               anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or group of Affiliated Persons or Associates acquires Beneficial Ownership of MercFuel common stock (or any other class of outstanding MercFuel stock) or commences a tender or other purchase offer for the capital stock of MercFuel or initiates any other form of transaction to acquire directly or indirectly MercFuel capital stock, upon consummation of which such Person or Group of Affiliated Persons or Associates would acquire Beneficial Ownership of MercFuel common stock (or any other class of outstanding MercFuel stock or equity) and as a result thereof the Distribution fails to or otherwise does not qualify for the tax treatment stated in the Ruling then the Indemnifying Parties shall defend, indemnify and hold harmless the Indemnified Party against any liability for Taxes which the Indemnified Party may assume or otherwise incur and any and all Taxes or other liabilities directly or indirectly imposed upon or incurred by any Indemnified Party and/or its shareholders as a result of such failure.

                      (3) Effect Of Express Written Consent of MAG. The
               Indemnified Party shall be defended, indemnified and held harmless under Section 9.1(c)(1) without regard to the fact that the Indemnifying Party may have received the express written consent of MAG as contemplated by Section 9.1. The Indemnified Party shall be defended, indemnified and held harmless under
               Section 9.1(c)(2) whether or not the acquisition of Beneficial Ownership results from a transaction that is not prohibited under
               Section 9.1.

                      (4) Amount of Indemnity. The amount indemnified against
               under Sections 9.1(c)(1)-(3) ("Indemnified Liability") for a Tax based on or determined with reference to income shall be deemed to be the sum of (x) for each applicable taxing jurisdiction, an amount determined by multiplying (i) the taxing jurisdiction's highest marginal corporate income tax rate for the taxable period in which the Distribution occurs, times (ii) the gain or income of the Indemnified Party which is subject to such Tax, plus (y) an amount determined by multiplying (i) an assumed marginal income tax rate of 45%, times (ii) the total amount of gain or income asserted as allocable to or imposed on the shareholders of MAG and/or MercFuel by the Service or any other Tax Authority. In the case of other Indemnified Liabilities, the amount of the Indemnified Liability shall be equal to the amount so owed. In addition, the amount of any Indemnified Liability shall be increased by any interest, costs, legal and professional fees, additions, expenses and penalties incurred by the Indemnified Party. All amounts payable under this Section 9.1(c)(4) shall, to the extent that such amounts constitute taxable income, be grossed-up, based on the tax rate referred to in clause (x)(i) of the first sentence of this Section 9.1(c)(4).

               (d) Liability for Breach of Representation. MercFuel shall, and shall cause each member of the MercFuel Group to, comply with each representation and statement concerning MercFuel and the MercFuel Group made in the Ruling Documents and in the materials submitted to the Service in connection with the Ruling Documents, and to comply with each representation and statement concerning MercFuel and the MercFuel Group made in the Opinion Documents and in material submitted to Tax Counsel in connection with the Opinion Documents. MercFuel has reviewed the materials submitted to the Service in connection with the Ruling Documents and material submitted to Tax Counsel in connection with the Opinion Documents and represents to MAG that these materials, including without limitation, any statements and representations concerning MercFuel, its business operations, capital structure and/or organization, are complete and accurate. During the Restricted Period, neither MercFuel nor any member of the MercFuel Group shall take any action, refrain from taking any action or enter into any transaction or series of transactions or agree to take any action, refrain from taking any action or enter into any transaction or series of transactions that could jeopardize the tax-free status of the Distribution, including any action, inaction or transaction that would be inconsistent with any representation or statement made to the Service in connection with the Ruling Documents and any representation or statement made by Tax Counsel in connection with the Opinion Documents, unless prior thereto MercFuel obtains the express written consent of MAG which consent will be granted, if at all, in the sole discretion of MAG. MercFuel hereby represents and warrants to MAG that MercFuel has no intention to undertake or allow to be undertaken any of the transactions set forth in
        Section 9.1(d)(1)(iii), nor does MercFuel or any member of the MercFuel Group have any intention to cease to engage in the active conduct of its trade or business (within the meaning of Section 355(b)(2) of the Code).

        9.2 Information for Shareholders. MAG shall provide each shareholder that receives stock of MercFuel pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of
Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their United States federal income Tax Returns demonstrating the applicability of Section 355 of the Code to the Distribution.

        9.3 Allocation of Tax Assets. In connection with the Distribution, Tax Assets shall be allocated among MAG, each MAG Affiliate, MercFuel and each MercFuel Affiliate in accordance with applicable law. The parties hereby agree that in the absence of controlling legal authority, Tax Assets shall be allocated to the entity that created or generated the Tax Asset.


                                   SECTION 10
                                  STOCK OPTIONS

        10.1 Stock Option Adjustments. Pursuant to the terms of the Employee Matters Agreement, concurrently with the Distribution MAG will adjust certain options to acquire its stock (the "MAG Common Stock Options") and MercFuel will grant options to acquire its stock (the "MercFuel Common Stock Options") to employees of both MAG and MercFuel as follows:

               (i) the terms, conditions and/or price of MAG Common Stock Options held by employees of the MAG Group at the time of the Distribution will be adjusted in a manner that preserves 100% of the intrinsic value of such options held by MAG employees immediately prior to the Distribution;

               (ii) the terms conditions and/or price of the of the MAG Common Stock Options of employees of the MercFuel Group at the time of the Distribution will be adjusted in a manner that preserves none of the intrinsic value of such options held by MAG employees immediately prior to the Distribution; and

               (iii) MercFuel shall grant to employees of the MercFuel Group who hold MAG Common Stock Options a number of options to purchase MercFuel Common Stock that will replace 100% of the intrinsic value of the MAG Common Stock Options held by such employees immediately prior to the Distribution.

        10.2 Notices, Withholding.

               (a) MAG shall promptly notify MercFuel of any post-Distribution Date event giving rise to income to any MercFuel Group employees and former employees in connection with the MAG Common Stock Options and, if required by law, MercFuel shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. MAG shall within ten days of demand thereof reimburse MercFuel for all reasonable out-of-pocket expenses incurred in connection with the MAG Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that MercFuel shall use reasonable efforts to collect any such amounts required to be paid by MercFuel Group employees and former employees from such MercFuel Group employees and former employees.

               (b) MercFuel shall promptly notify MAG of any post-Distribution Date event giving rise to income to any non-MercFuel Group Employees and former employees in connection with the MAG Common Stock Options and/or MercFuel Common Stock Options and, if required by law, MAG shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. MAG shall within ten days of demand thereof reimburse MercFuel for all reasonable out-of-pocket expenses incurred in connection with the MAG Common Stock Options and/or MercFuel Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that MAG shall use reasonable efforts to collect any such amounts required to be paid by non-MercFuel Group Employees and Former Employees from such non-MercFuel Group Employees and Former Employees.


                                   SECTION 11
                                  MISCELLANEOUS

        11.1 Effectiveness. This Agreement shall become effective on the Separation Date.

        11.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; provided, telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service; provided, receipt of delivery has been confirmed, or (iv) on the fifth day after mailing; provided, receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

If to MAG or any MAG Affiliate, to:                Copy to:

Mercury Air Group, Inc.                            McBreen & Kopko
5456 McConnell Avenue                              20 North Wacker Drive, Suite 2520
Los Angeles, California  90066                     Chicago, Illinois  60606
Attention:  Chief Executive Officer                Attention:  Frederick H. Kopko, Jr.
Facsimile:  (310) 827-0650                         Facsimile:  (312) 332-2657


If to MercFuel or any MercFuel Affiliate to:       Copy to:

MercFuel, Inc.                                     McBreen & Kopko
5456 McConnell Avenue                              20 North Wacker Drive, Suite 2520
Los Angeles, California  90066                     Chicago, Illinois  60606
Attention:  Chief Executive Officer                Attention:  Frederick H. Kopko, Jr.
Facsimile:  (310) 827-0650                         Facsimile:  (312) 332-2657


Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

        11.3 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

        11.4 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

        11.5 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

        11.6 Complete Agreement. This Agreement shall constitute the entire agreement between MAG or any MAG Affiliate and MercFuel or any MercFuel Affiliate with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Unless the context indicates otherwise, any reference to MercFuel in this Agreement shall refer to MercFuel and the MercFuel Affiliates and any reference to MAG in this Agreement shall refer to MAG and the MAG Affiliates.

        11.7 Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

        11.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

        11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.10 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of MAG, the MAG Affiliates, MercFuel and the MercFuel Affiliates, and is not intended to confer upon any other person any rights or remedies hereunder.

        11.12 Jurisdiction; Forum.

               (a) By the execution and delivery of this Agreement, MAG and MercFuel submit and agree to cause the MAG Affiliates and MercFuel Affiliates, respectively, to submit to the personal jurisdiction of any state or federal court in the State of California in any suit or proceeding arising out of or relating to this Agreement.

               (b) To the extent that MAG, MercFuel, any MAG Affiliate or any MercFuel Affiliate has or hereafter may acquire any immunity from jurisdiction of any California court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, MAG or MercFuel, as the case may be, hereby irrevocably waives, and agrees to cause the MAG Affiliates and the MercFuel Affiliates, respectively, to waive such immunity in respect of its obligations with respect to this Agreement.

               (c) The parties hereto agree that an appropriate and convenient, non-exclusive forum for any disputes between any of the parties hereto or the MAG Affiliates and the MercFuel Affiliates arising out of this Agreement shall be in any state or federal court in the State of California.

        11.13 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.



MERCURY AIR GROUP, INC.
on behalf of itself and its affiliates



By: _______________________________________
Its:




MERCFUEL, INC.
on behalf of itself and its affiliates



By: _______________________________________
Its: